Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 27, 2016 relating to the financial statements of AB Bond Fund, Inc. - AB Government Reserves Portfolio for the fiscal year ended April 30, 2016, which is incorporated by reference in this Post-Effective Amendment No. 151 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.




                                                      /s/ ERNST & YOUNG LLP


New York, New York
August 26, 2016